Filed Pursuant to Rule 424(b)(3)

Registration No. 333-198305

MOODY NATIONAL REIT II, INC.

SUPPLEMENT NO. 8 DATED OCTOBER 18, 2016

TO THE PROSPECTUS DATED APRIL 21, 2016

This document supplements, and should be read in conjunction with, our prospectus dated April 21, 2016, as supplemented by Supplement No. 5, dated July 21, 2016; Supplement No. 6, dated August 16, 2016 and Supplement No. 7, dated September 27, 2016, relating to our offering of up to $1,100,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 8 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 8 is to disclose:

•	suitability standards with respect to investors in Pennsylvania;
•	an update to the “Risk Factors” section of our prospectus; and
•	an update to our subscription agreement.

Suitability Standards with Respect to Investors in Pennsylvania

The following disclosure is hereby inserted as a new paragraph in the “Suitability Standards” section of our prospectus beginning on page i:

“Pennsylvania—In addition to the suitability standards above, Pennsylvania investors must limit their investment in us to 10% of their net worth, exclusive of home, furnishings and automobiles. Because our minimum offering amount is less than $100,000,000, we caution Pennsylvania investors to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds.”

Update to “Risk Factors”

The risk factor set forth on page 19 of our prospectus under the heading that begins “We pay substantial fees and expenses to our advisor...” is hereby deleted in its entirety and replaced with the following:

“We pay substantial fees and expenses to our advisor and its affiliates, including the dealer manager. These fees were not negotiated at arm’s length, may be higher than fees payable to unaffiliated third parties and reduce cash available for investment.

A portion of the offering price from the sale of our shares is used to pay fees and expenses to our advisor and its affiliates. These fees were not negotiated at arm’s length and may be higher than fees payable to unaffiliated third parties. In addition, because the full offering price paid by stockholders will not be invested in hospitality assets, stockholders will only receive a full return of their invested capital if we either (1) sell our assets or our company for a sufficient amount in excess of the original purchase price of our assets or (2) the market value of our company after we list our shares of common stock on a national securities exchange is substantially in excess of the original purchase price of our assets.”

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The risk factor set forth on page 22 of our prospectus under the heading “Our success depends on the performance of our sponsor and Moody National affiliates” is hereby deleted in its entirety and replaced with the following:

“Our success depends on the performance of our sponsor and Moody National affiliates.

Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our advisor, our sponsor and other affiliates of our sponsor, and any adverse change in their financial health could cause our operations to suffer. Our sponsor and its other affiliates are sensitive to trends in the general economy, as well as the real estate and credit markets. The real estate market downturn that began in 2008 in connection with the “Great Recession” adversely impacted, and could continue to adversely impact, certain prior real estate programs of our sponsor’s affiliates, resulting in a decrease or deferral of distributions with respect to such programs. Certain prior real estate programs have also requested additional cash infusions from investors to fund outstanding debt service payments. Further such requests may be necessary in the future depending upon the then-current economic conditions. These adverse developments have resulted in a reduction in payments to investors for certain prior real estate programs.

To the extent that any decline in revenues and operating results impacts our sponsor’s ability to provide our advisor with sufficient resources to perform its obligations to us pursuant to the advisory agreement, our results of operations, financial condition and ability to pay distributions to our stockholders could also suffer. Additionally, such adverse conditions could require a substantial amount of time on the part of the management of our advisor and its affiliates, particularly with regard to other real estate programs, thereby decreasing the amount of time they spend actively managing our investments.”

The risk factor set forth on page 38 of our prospectus under the heading “The use of TRS’s will increase our overall tax liability” is hereby deleted in its entirety.

Update to Subscription Agreement

A copy of our updated form of subscription agreement, which supersedes and replaces the form of subscription agreement filed as Appendix B to our prospectus, is attached to this supplement as Exhibit A.

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EXHIBIT A

APPENDIX B FORM OF SUBSCRIPTION AGREEMENT SUBSCRIPTION AGREEMENT INSTRUCTIONS FOR THE PROSPECTUS DATED APRIL 21, 2016

Please refer to the following instructions in completing the attached Signature Page. Failure to follow these instructions may result in the rejection of your subscription.

Individuals desiring to purchases shares of common stock (the “Shares”) in Moody National REIT II, Inc., a Maryland corporation (the “Company”), must sign and deliver a copy of the attached subscription agreement signature page (“Signature Page”) along with the acknowledgement of receipt of the prospectus in Section 5 of this Subscription Agreement. If this subscription is accepted, it will be held, together with the accompanying payment, on the terms described in the Company’s prospectus dated April 21, 2016 (the “Prospectus”). Subscriptions may be rejected in whole or in part by the Company in its sole and absolute discretion. Upon completion of this transaction, investors will receive a confirmation of purchase, subject to acceptance by the Company, within 30 days from the date the subscription is received. In no event may a subscription for Shares be accepted until at least five business days after the date the subscriber receives the final Prospectus.

1.	INVESTMENT: A minimum investment of $2,500 is required. A check for the full purchase price of the shares subscribed for should be made payable to “Moody National REIT II, Inc.” Shares may be purchased only by persons meeting the standards set forth under the Section of the Prospectus entitled “Suitability Standards.” Please indicate the state in which the sale was made in Section 1 of this Subscription Agreement. If this is an initial investment, please check the box indicating it as such. Otherwise, please check the “Additional Investment” box. The “Additional Investment” box must be checked in order for this subscription to be combined with another subscription for purposes of a volume discount. A completed Subscription Agreement is required for each initial and additional investment.

2.	FORM OF OWNERSHIP: Please check the appropriate box to indicate the type of entity or type of individuals subscribing.

3.	CUSTODIAL OWNERSHIP ACCOUNTS: If applicable, please provide the information requested for Custodial Accounts in this Section. Please enter the exact name in which the Shares are to be held and the mailing address and telephone numbers of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the trustee.

4.	REGISTRATION INFORMATION AND ADDRESS: Please enter the exact name in which the Shares are to be held. For joint tenants with a right of survivorship or tenants-in-common, include the names of both investors. In the case of partnerships or corporations, include the name of an individual to whom correspondence will be addressed. Trusts should include the name of the trustee. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 11, the investor(s) is/are certifying that the taxpayer or social security number(s) is/are correct. Enter the mailing address and telephone numbers of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the trustee.

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5.	INVESTOR ACKNOWLEDGMENT: Please separately initial each representation made by the investor where indicated. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on such investor’s behalf.

6.	SUITABILITY ACKNOWLEDGEMENT: Please complete this Section so that the Company and your broker-dealer can assess whether your subscription is suitable given your financial condition.

7.	DISTRIBUTION REINVESTMENT PLAN: By electing the distribution reinvestment plan, the investor elects to reinvest 100% of cash distributions otherwise payable to such investor in common stock of the Company. If cash distributions are to be sent to an address other than that provided in Section 4 (such as a bank, brokerage firm or savings and loan, etc.), please provide the name, account number and address.

8.	FINANCIAL ADVISOR: This Section is to be completed by the Registered Investment Advisor (RIA), or the registered representative and the broker-dealer.

9.	PAYMENT INSTRUCTIONS: Please indicate the method of payment for your subscription in this Section.

10.	SUBSCRIBER SIGNATURES: The subscription agreement Signature Page must be signed by an authorized representative. The subscription agreement Signature Page, which has been delivered with the Prospectus, together with a check for the full purchase price, should be delivered or mailed to your broker-dealer. Only original, completed copies of subscription agreements may be accepted. Photocopied or otherwise duplicated subscription agreements cannot be accepted by the Company.

MAILING INSTRUCTIONS

The completed subscription agreement, including the executed subscription agreement signature page and payment (if sent by mail), should be sent to:

Via Mail	Via Overnight Delivery

Moody National REIT II, Inc.	Moody National REIT II, Inc.
c/o DST Services, Inc.	c/o DST Services, Inc.
P.O. Box 219280	430 West 7th Street
Kansas City, MO 64121-9280	Kansas City, MO 64105-1407

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION AGREEMENT SIGNATURE PAGE, PLEASE CALL (888) 457-2358.

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SUBSCRIPTION AGREEMENT	Moody National REIT II, Inc. P.O. Box 219280 Kansas City, MO 64121-9280 Telephone: (888) 457-2358 Website: www.moodynationalreit.com

1. INVESTMENT – See payment instructions in Section 9 below

Minimum investment is $2,500. Total Dollar Amount Invested:	Total Number of Shares Purchased:

State of Sale (if different from State of Residence):

☐ Initial Investment; or ☐ Additional Investment	☐ Check Enclosed; or ☐ Funds Wired

☐ NET OF COMMISSION PURCHASE. Check this box if you are purchasing Shares from a registered investment advisor (RIA), or if you are an investment participant in a wrap account or fee in lieu of commissions account approved by the broker-dealer, RIA, or a bank acting as a trustee or fiduciary, or similar entity.

2. FORM OF OWNERSHIP – Non-Custodial Accounts

☐ Individual	☐ Joint Tenants with Rights of Survivorship	☐ Tenants in Common

☐ Corporation – Authorized signature required. Copies of corporate resolutions designating executive officer as the person authorized to sign on behalf of corporation and authorizing the investment are required.

☐ Partnership – Authorized signature required. A copy of the Partnership Agreement is required.

Identify whether General or Limited Partnership:

☐ Estate – Personal representative signature required. A copy of the court appointment dated within 90 days is required.

Name of Executor:

☐ Trust –Trustee signature required in Section 11 below. A copy of the title and signature pages of the trust are required.

Name of Trust:

Name of Trustee(s):

☐ Qualified Pension Plan or Profit Sharing Plan (Non-Custodian) – Trustee signature required in Section 11 below. A copy of the title and signature pages of the plan are required.

Name of Trustee(s):

☐ Other Non-Custodial Ownership Account (Specify):

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3. Custodial Ownership Accounts – Custodian signature required in section 10

Moody National REIT Sponsor, LLC does not provide custodial services; therefore, if this is a custodial account, a custodian must be indicated below. For custodial accounts, a completed copy of this Subscription Agreement should be sent directly to the custodian. The custodian will forward the subscription documents and wire the appropriate funds pursuant to the payment instructions in Section 9 below.

☐ Traditional IRA	☐ Roth IRA
☐ KEOGH Plan	☐ Simplified Employee Pension/Trust (SEP)
☐ Pension or Profit-Sharing Plan	☐ Uniform Gift to Minors Act
☐ Other Custodial Ownership Account (Specify):

Required for all Custodial Ownership Accounts:

Name of Custodian:	Trustee:	Other Administrator:

Mailing Address:

City:	State:	Zip Code:

Custodian Telephone Number:

Custodian Tax Identification Number:

Custodian Account Number:

4. REGISTRATION INFORMATION AND ADDRESS – Please complete the following applicable information

Name of Investor/Trustee in which Shares are to be Registered (Please print clearly):

Name of Joint Investor/Joint Trustee in which Shares are to be Registered (if applicable):

Name of Trust in which Shares are to be Registered (if applicable):

Taxpayer Identification Number (Trust & Custodial Accounts must provide TIN and SSN):

Social Security Number(s) Investor/Trustee:	Joint Investor/Trustee:

Physical Address of Investor (may not be a P.O. Box):

City:	State:	Zip Code:

Mailing Address of Investor (If different from above. P.O. Box is acceptable):

City:	State:	Zip Code:

Daytime Telephone Number:	Evening Telephone Number:

E-Mail Address:

Citizenship Status of Investor/Trustee	☐ U.S. Citizen	☐ Resident Alien	☐ Non-Resident Alien
Citizenship Status of Joint Investor/Trustee	☐ U.S. Citizen	☐ Resident Alien	☐ Non-Resident Alien

Investor/Trustee Driver’s License No./State of Issue:	Date of Birth (MM/DD/YYYY):

Joint Investor/Trustee Driver’s License No./State of Issue:	Date of Birth (MM/DD/YYYY):

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5. INVESTOR ACKNOWLEDGEMENT

Please separately initial each of the representations below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. In order to induce the Company to accept this subscription, I (we) hereby represent and warrant that:

			Investor		Co-Investor
(a)	I (we) received a final Prospectus for the Company relating to the Shares, wherein the terms and conditions of the offering are described, five business days in advance of the date hereof.	Initials		Initials

(b)	I (we) accept the terms and conditions of the Company’s charter.	Initials		Initials

(c)	I am (we are) purchasing Shares for my (our) own account and acknowledge that the investment is not liquid.	Initials		Initials

(d)	I (we) acknowledge that the assignability and transferability of the Shares is restricted and will be governed by the Company’s charter and bylaws and all applicable laws as described in the Prospectus.	Initials		Initials

(e)	I (we) acknowledge that there is no public market for the Shares and, accordingly, it may not be possible to readily liquidate an investment in the Company.	Initials		Initials

6. SUITABILITY ACKNOWLEDGEMENT

Please separately initial ALL that apply:

			Investor		Co-Investor
•	I (we) have a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more.	Initials		Initials

•	I (we) have a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 and had during the last year or that I (we) will have during the current tax year a minimum of $70,000 annual gross income.	Initials		Initials
STATE SPECIFIC SUITABILITY ACKNOWLEDGEMENTS (as applicable)
•	If an Alabama investor, I (we) have a liquid net worth of at least 10 times my (our) investment in the Company and its affiliates.	Initials		Initials

•	If an Iowa investor, my (our) maximum in the Company and affiliated programs cannot exceed 10% if my (our) liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets, exclusive of home, auto and home furnishings minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.	Initials		Initials

•	If a Kansas investor, my (our) aggregate investment in this offering and other similar investments does not exceed 10% of my (our) liquid net worth. “Liquid net worth” shall be defined as that portion of my (our) total net worth that is comprised of cash, cash equivalents, and readily marketable securities, as determined in conformity with GAAP.	Initials		Initials

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•	If a Kentucky investor, my (our) investment in this offering does not exceed ten percent (10%) of my (our) liquid net worth.	Initials	Initials

•	If a Maine investor, my (our) aggregate investment in this offering and similar direct participation investments not exceed 10% of my (our) liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.	Initials	Initials

•	If a Nebraska investor, my (our) investment in this offering and the securities of other non-publicly traded real estate investment trusts does not exceed 10% of my (our) net worth (excluding the value of my (our) home, home furnishings, and automobiles).	Initials	Initials

•	If a New Jersey investor, I (we) have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my (our) investment in the Company, its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) does not exceed ten percent (10%) of my (our) liquid net worth.	Initials	Initials

•	If a New Mexico investor, my (our) investment in the Company, shares of its affiliates and in other real estate investment trusts may not exceed ten percent (10%) of my (our) liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.	Initials	Initials

•	If a North Dakota investor, my (our) net worth is at least ten times my (our) investment in the Company.	Initials	Initials

•	If an Ohio investor, my (our) aggregate investment in the Company, its affiliates and other non-traded real estate investment programs cannot exceed 10% of my (our) liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.	Initials	Initials

•	If an Oregon investor, my (our) aggregate investment in the Company does not exceed 10% of my (our) liquid net worth.	Initials	Initials

•	If a Pennsylvania investor, my (our) aggregate investment in the Company does not exceed 10% of my (our) net worth (exclusive of home, furnishings and automobiles).	Initials	Initials

•	If a Tennessee investor, my (our) investment in the Company must not exceed 10% of my (our) liquid net worth (exclusive of home, home furnishings and automobile).	Initials	Initials

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•	If a non-accredited Vermont investor, my (our) investment in the Company cannot exceed 10% of my (our) liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.	Initials	Initials

7. DISTRIBUTION REINVESTMENT PLAN

Non-Custodial Ownership

☐  I prefer to participate in the Distribution Reinvestment Plan (DRIP). In the event that the DRIP is not offered for a distribution, your distribution will be sent by check to the address in Section 4 above.

☐  I prefer that my distribution be paid by check to the address in Section 4 above.

☐  I prefer that my distribution be deposited directly into the account listed as follows:

Name of Financial Institution:

Street Address:

City:	State:	Zip Code:

Name(s) on Account:

☐  Checking/Savings Account (voided check is required)

☐  Brokerage Account

Bank Routing Number:	Account Number:

Custodial Ownership

☐  I prefer to participate in the Distribution Reinvestment Plan (DRIP). In the event that the DRIP is not offered for a distribution, your distribution will be sent to your Custodian for deposit into your Custodial account cited in Section 3 above.

☐  I prefer that my distribution be sent to my Custodian for deposit into my Custodial account identified in Section 3 above.

8. FINANCIAL ADVISOR – To be completed by the RIA or Registered Representative and the Broker-Dealer

The Financial Advisor and in the case of a Broker-Dealer, an authorized principal of the Broker-Dealer must sign below to complete the order. The Financial Advisor and/or Broker-Dealer hereby warrant that each is duly licensed and may lawfully conduct business in the state designated as the subscriber’s legal residence or the state in which the sale was made, if different.

Name of Broker-Dealer or Registered Investment Advisory Firm:

Firm Home Office Street Address:

City:	State:	Zip Code:

Name of Financial Advisor:

Financial Advisor Branch Code:	Financial Advisor Rep Number:

Financial Advisor Street Address:

City:	State:	Zip Code:

Telephone Number:	Fax Number:

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Financial Advisor Authorized E-Mail Address:

Shares Sold NAV:	Purchase Volume Discount:

The undersigned confirm that they (i) have reasonable grounds to believe that the information and representations concerning the investors identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for its own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned attest that the Financial Advisor and the Broker-Dealer are subject to the USA PATRIOT Act. In accordance with Section 326 of the Act, the registered representative and the Broker-Dealer have performed a Know Your Customer review of each investor who has signed this Subscription Agreement in accordance with the requirements of the Customer Identification Program.

Signature of Financial Advisor*:	Date:

Signature of Broker-Dealer (Authorized Principal)*:	Date:

*SIGNATURE OF THE FINANCIAL ADVISOR IS REQUIRED FOR PROCESSING.

E-Mail Address:

9. PAYMENT INSTRUCTIONS

☐  By Mail – Checks should be made payable to “Moody National REIT II, Inc.” You should consult with your registered representative if you are unsure how to make your check payable. Forward the subscription agreement to the address set forth in the instructions to this Subscription Agreement.

☐  By Wire Transfer – If paying by wire transfer, please request that the wire reference the subscriber’s name in order to assure that the wire is credited to the proper account. Wire transfers should be made to the Company. Below please find the wiring instructions:

Account Name: DST as Agent for Moody National REIT II, Inc.

Bank: UMB Bank, N.A.

Address: 1010 Grand Ave., Kansas City, MO 64106

ABA#: 1010-0069-5

DDA#: 987-173-7799

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10. SUBSCRIBER SIGNATURES

I (we) declare that the information supplied is true and correct and may be relied upon by the Company.

TAXPAYER IDENTIFICATION NUMBER CERTIFICATION (required). Each invest signing below, under penalties of perjury, certifies that:

1.	The number shown in the Investor Social Security Number/Taxpayer Identification Number field in Section 4 of this form is my correct Social Security Number/Taxpayer Identification Number (or I am waiting for a number to be issued to me);
2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding;
3.	I am a U.S. person (including a non-resident alien).

NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

The Company is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, the Company may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Signature of Individual Owner:	Date:

Print or Type Name:

Signature of Joint Account Owner:	Date:

Print or Type Name:

Signature of Custodian Trustee, Officer, General Partner or other Authorized Person:	Date:

Print or Type Name:

Signature of Additional Person (if required):	Date:

Print or Type Name:

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